PLAN PURSUANT TO RULE 12b-1
                                  OF THE PAUZE
                   U.S. GOVERNMENT INTERMEDIATE TERM BOND FUND

                                          Adopted by Trustees September 11, 1998
                                                 as amended 12-11-98 by Trustees

                                    RECITALS

     1. PAUZE FUNDS, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act").

     2. The Trust operates as a "series company" within the meaning of Rule 18f-2 under the Act and is authorized to issue Shares of beneficial interest in various series or sub-trusts (collectively the "Funds"). The Shares of the U.S. Government Intermediate Term Bond Fund (the "Shares") have been divided into four classes (no-load, Class A, Class B and Class C) offered pursuant to a plan adopted pursuant to Rule 18f-3 under the Act.

     3. Funds of the Trust may utilize Fund assets to pay for sales or promotional services or activities that have been or will be provided in connection with distribution of Shares of the Funds if such payments are made pursuant to a Plan adopted and continued in accordance with Rule 12b-1 under the Act.

     4. Pauze U.S. Government Intermediate Term Bond Fund, a series of the Trust (the "Fund"), by virtue of such arrangement may be deemed to act as a distributor of its Shares as provided in Rule 12b-1 under the Act and desires to adopt a plan pursuant to such Rule (the "Plan").

     5. The Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan and any agreements relating to it (the "Qualified Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved the Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and agreements related thereto.

                                 PLAN PROVISIONS

SECTION 1.  EXPENDITURES

     (a) Distribution Activities. Subject to the supervision of the Trustees of the Trust, the Fund may, directly or indirectly, engage in any activities related to the distribution of its Shares, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that are engaged in the sale of Shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Shares; (b) payments including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares or who render shareholder support services not otherwise

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provided by the Trust's transfer agent, including, but not limited to, allocated overhead,  office  space  and  equipment,  telephone  facilities  and  expenses,
answering  routine  inquiries  regarding  the  Trust,   processing   shareholder
transactions,  and providing  such other  shareholder  services as the Trust may
reasonably   request;   (d)  costs  of  preparing,   printing  and  distributing
prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

     (b) Annual Fee. The Fund will pay the Fund's Advisor ("the Advisor") an annual fee for the Advisor's services in connection with the sales and promotion of the Fund, including its expenses in connection therewith (collectively, "Distribution Expenses"). The annual fee paid to the Advisor under this Plan will be calculated daily and paid monthly by the Fund on the first day of each month at an annual rate of 0.25% of the average daily net assets of the classes of the Fund as to which this Plan is effective. Payments received by the Advisor pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Advisory Agreement.

     (c) Distribution Expenses in Excess of or Less Than Amount of Fee. All Distribution Expenses in excess of its compensation hereunder shall be borne by the Advisor. The fees paid by the Fund shall not be refundable in the event that in any given year the fees are greater than the Advisor's Distribution Expenses for that year.

     (d) Additional Fee for Class B Shares. Class B Shares are sold without an initial sales charge. The entire purchase price is invested in the Fund and the Advisor pays the fee or commission of the Fund's principal underwriter (the "Distributor") and the participating broker-dealer. In addition to the fee paid by each Class pursuant to section 1(b), the Fund will pay the Advisor, as compensation for financing the Class B broker-dealer fees and commissions, a fee (accrued daily and paid monthly) at an annual rate of 0.75% of the Class B Shares' average daily net assets. The Advisor will also receive any contingent deferred sales charge ("CDSC") imposed in accordance with the Fund's then current Prospectus and Statement of Additional Information.

     (e) Additional Fee for Class C Shares. Class C Shares are sold subject to an annual ongoing fee of 0.75% in order to compensate broker-dealers for sales and promotional services related to distribution of said Shares. The Fund will pay each broker-dealer an ongoing trail commission, at an annual rate of 0.75%, based on the amount of Class C Shares sold by such broker-dealer and remaining outstanding for the specified payment period.

SECTION 2.  TERM AND TERMINATION

     (a) Initial Term. This Plan shall become effective with respect to a class of the Fund which has publicity sold shares prior to September 11, 1998, when approved by a majority of the outstanding voting securities (as defined in the Act) of the respective class and shall continue in effect for a period of one year thereafter unless terminated or otherwise continued or discontinued as provided in this Plan. This Plan shall become effective with respect to any other class of the Fund (whether now existing or established in the

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future) on the day before the first  public  sale of any of its shares and shall continue in effect for a period of one year thereafter unless terminated or otherwise continued or discontinued as provided in this Plan. The Plan shall be effective for those classes whose shareholders have approved the Plan, even if shareholders of one or more classes fail to approve the Plan.

     (b) Continuation of the Plan. The Plan and any related agreements shall continue in effect for periods of one year thereafter for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

     (c) Termination of the Plan. This Plan may be terminated at any time as to any class by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting securities of the applicable class.

SECTION 3.  AMENDMENTS

     This Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 1 hereof as to any class unless such amendment is approved by a vote of the majority of the outstanding voting securities of the applicable class, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in
Section 2(b) hereof.

SECTION 4.  INDEPENDENT TRUSTEES

     While this Plan is in effect with respect to the Fund, the selection and nomination of Trustees who are not interested persons of the Trust (as defined in the Act) shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

SECTION 5.  QUARTERLY REPORTS

     The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts accrued and the amounts expended under this Plan for distribution, along with the purposes for which such expenditures were made.

SECTION 6.  RECORDKEEPING

     The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 5 hereof, for a period of not less than six years from the date of this Plan, the agreements or such report, as the case may be, the first two years in an easily accessible place.

SECTION 7.  AGREEMENTS RELATED TO THIS PLAN

     Agreements with persons providing distribution services to be paid for or reimbursed under this Plan shall provide that:

     (a) the agreement will continue in effect for a period of one year and will continue thereafter only if specifically approved by vote of a majority of the Trustees of the Trust;

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     (b) the agreement may be  terminated  at any time,  without  payment of any penalty, by vote of a majority of (i) the Qualified Trustees or (ii) the outstanding voting securities of the applicable class, on not more than sixty (60) days' written notice to any other party to the agreement;

     (c) the agreement will terminate automatically in the event of an assignment;

     (d) in the event the agreement is terminated or otherwise discontinued, no further payments or reimbursements will be made by the Fund with regard to obligations incurred after the effective date of such action; and

     (e) payments and/or reimbursements may only be made for the specific sales or promotional services or activities identified in Section 1 of this Plan.

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